EXHIBIT 5.1

mwe.com

March 10, 2023

Starwood Property Trust, Inc.

591 West Putnam Avenue

Greenwich, Connecticut 06830

Re:	Registration Statement on Form S-8 (Starwood Property Trust, Inc. Employee Stock Purchase Plan)

Ladies and Gentlemen:

We serve as special Maryland counsel to Starwood Property Trust, Inc., a Maryland corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of the sale and issuance of 2,000,000 shares (the “Shares”) of Common Stock, $0.01 par value per share, of the Company (“Common Stock”) under the Starwood Property Trust, Inc. Employee Stock Purchase Plan (the “Plan”), covered by the Registration Statement on Form S-8 filed by the Company with the Securities and Exchange Commission (the “Commission”) on the date hereof (the “Registration Statement”).

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1.            The Registration Statement in the form transmitted to the Commission for filing under the Act;

2.            The charter of the Company (the “Charter”), certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

3.            The Bylaws of the Company, certified as of the date hereof by the Secretary of the Company;

4.            Resolutions adopted by the Board of Directors of the Company (the “Resolutions”) relating to (a) the registration, sale and issuance of the Shares and (b) the approval of the Plan, certified as of the date hereof by the Secretary of the Company;

5.            The Plan, certified as of the date hereof by the Secretary of the Company;

6.            A certificate of the SDAT as to the good standing of the Company, dated as of the date hereof; and

7.            A certificate executed by Andrew J. Sossen, Secretary of the Company, dated as of the date hereof.

In expressing the opinion set forth below, we have assumed the following:

1.            Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2.            Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3.            Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party's obligations (including the Company’s) set forth therein are legal, valid and binding.

4.            All Documents submitted to us as originals are authentic. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All statements and information contained in the Documents are true and complete. There has been no oral or written modification or amendment to the Documents, or waiver of any provision of the Documents, by action or omission of the parties or otherwise.

5.            The Company does not intend to issue certificates representing the Shares. The Company will send in writing to each stockholder of the Company the information required by the Charter and the Bylaws and the information as contemplated by Section 2-210(c) of the Maryland General Corporation Law for any such shares to be issued, on request by a stockholder of the Company.

6.            The Shares will not be issued or transferred in violation of any restriction or limitation on transfer or ownership of Equity Stock (as defined in the Charter) contained in Article VII of the Charter.

7.            Prior to the issuance of any of the Shares, the Company will have available for issuance, under the Charter, the requisite number of authorized but unissued shares of Common Stock.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1.            The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2.            The Shares have been duly authorized and, when issued and delivered in accordance with the Charter, the Resolutions, the Plan and the applicable grant agreements utilized under the Plan, will be validly issued, fully paid and nonassessable.

The foregoing opinions are limited to the substantive laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with the securities (or “blue sky”) laws of the State of Maryland. The opinions expressed herein are subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

We assume no obligation to supplement this opinion letter if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinions expressed herein after the date hereof.

This opinion is being furnished to you at your request for submission to the Commission as an exhibit to the Registration Statement.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of the name of our firm therein under the heading “Legal Matters”. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ MCDERMOTT WILL & EMERY LLP